Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

WESTWOOD ONE ANNOUNCES CLOSING OF SECOND TRANCHE
OF GORES EQUITY INVESTMENT OF $12.5 MILLION

New York, NY – March 19, 2008 – Westwood One, Inc. (NYSE: WON) (the “Company” or “Westwood”) announced today the closing of the sale and issuance of an additional 7,142,857 shares of Westwood common stock to Gores Radio Holdings, LLC (together with certain related entities, “Gores”), an entity managed by The Gores Group, LLC, at a price of $1.75 per share for an aggregate purchase amount of $12.5 million. The sale is the second part of an equity investment by Gores announced by Westwood on February 25, 2008. Giving effect to today’s issuance, Gores now owns 14,285,714 shares of Westwood common stock. A detailed description of the Gores equity investment was described in, and copies of the Gores agreements were filed with the SEC as exhibits to, the Company’s Current Reports on Forms 8-K on February 27, 2008 and March 6, 2008.

About Westwood One

Westwood One (NYSE: WON) is a platform-agnostic content company providing over 150 news, sports, music, talk, entertainment programs, features and live events to numerous media partners. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries and to the Web. This content includes news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. For more information please visit www.westwoodone.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. and in other countries in which Westwood One, Inc. currently does business (both generally and relative to the broadcasting industry); advertiser spending patterns, including the notion that orders are being placed in close proximity to air, limiting visibility of demand; changes in the level of competition for advertising dollars; technological changes and innovations; fluctuations in programming costs; shifts in population and other demographics; changes in labor conditions; and changes in governmental regulations and policies and actions of federal and state regulatory bodies. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K for the year ending December 31, 2006. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

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Contact:
Gary J. Yusko
212-373-5311